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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-4489) pertaining to the SOLA Optical 401 (K) Savings Plan, the Registration Statement and amendments (Form S-8 No. 33-93788, 333-14749 and 333-61797) pertaining to the SOLA International Inc. Stock Option Plan and the SOLA Investors' Stock Option Plan of SOLA International Inc. and the Registration Statement (Form S-3 No. 333-45929) pertaining to the registration of common stock and/or debt securities of our report dated May 6, 1999, with respect to the consolidated financial statements and schedule of SOLA International Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2001.

                                          /s/ Ernst & Young LLP

Palo Alto, California
June 27, 2001